Ex. 99.1

Parker Drilling Secures Amendment to Credit Facility

HOUSTON, June 1, 2016 /PRNewswire/ - Parker Drilling Company (NYSE: PKD) today announced it has agreed to terms with its lenders on an amendment to its 2015 Secured Credit Agreement (the “Amendment”).  The terms of the Amendment provide covenant relief and flexibility to help navigate the prolonged industry downturn.  The Company has no borrowings outstanding under the facility and as of March 31, 2016 had $12.8 million of outstanding letters of credit.

“This amendment contains significant covenant relief that should provide the Company with improved financial flexibility during this current market downturn,” said Gary Rich, the Company's Chairman, President and CEO.  “Although our borrowing capacity was reduced to $100 million, we believe the Company's liquidity remains strong with a cash position on March 31, 2016 of $108 million and an undrawn credit facility.  We expect to fully fund our 2016 capital program and interest obligations through cash flow from operations and cash on hand without accessing the credit facility.  The amendment further strengthens our belief that we are well positioned to navigate our way through the current challenging market environment.”

Key elements to the Amendment include:

a) elimination of the Company’s Leverage Ratio covenant until the fourth quarter of 2018 when the covenant reverts to 4.25x, and remains at 4.25x  thereafter;

b) elimination of the Company’s Interest Coverage Ratio covenant until the fourth quarter of 2017 when the covenant reverts to 1.00x and increases 0.25x each subsequent quarter until reaching 2.00x in the fourth quarter of 2018, and remains 2.00x thereafter;

c) an immediate increase in the Company’s Senior Secured Leverage Ratio covenant from 1.50x to 2.80x until it decreases to 2.20x in the second quarter of 2017, 1.75x in the third quarter of 2017, and 1.50x in the fourth quarter of 2017 and thereafter;

d) total lender commitments reduced to $100 million from $200 million; and

e) the allowance of up to $75 million of Junior Lien Debt.

The credit facility maturity date of January 2020 was not changed.

Company Description
Parker Drilling provides drilling services and rental tools to the energy industry. The Company's Drilling Services business serves operators in the inland waters of the U.S. Gulf of Mexico utilizing Parker Drilling's barge rig fleet and in select international markets and harsh-environment regions utilizing Parker-owned and customer-owned equipment. The Company's Rental Tools Services business supplies premium equipment and well services to operators on land and offshore in the U.S. and international markets.  More information about Parker Drilling can be found on the Company's website at www.parkerdrilling.com.

Cautionary Statement
This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements in this press release other than statements of historical facts addressing activities, events or developments the Company expects, projects, believes, or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to, statements about anticipated future financial or operational results; the outlook for rental tools utilization and rig utilization and dayrates; the results of past capital expenditures; scheduled start-ups of rigs; general industry conditions such as the demand for drilling and the factors affecting demand; competitive advantages such as technological innovation; future operating results of the Company’s rigs, rental tools operations and projects under management; future capital expenditures; expansion and growth opportunities; acquisitions or joint ventures; asset purchases and sales; successful negotiation and execution of contracts; scheduled delivery of drilling rigs or rental equipment for operation; the Company’s financial position; changes in utilization or market share; outcomes of legal proceedings; compliance with credit facility and indenture covenants; and similar matters. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Although the Company believes its expectations stated in this press release are based on reasonable assumptions, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, that could cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to changes in worldwide economic and business conditions, fluctuations in oil and natural gas prices, compliance with existing laws and changes in laws or government regulations, the failure to realize the benefits of, and other risks relating to, acquisitions, the risk of cost overruns, our ability to refinance our debt and other important factors, many of which could adversely affect market conditions, demand for our services, and costs, and all or any one of which could cause actual results to differ materially from those projected. For more information, see “Risk Factors” in the Company’s Annual Report filed on Form 10-K with the Securities and Exchange Commission and other public filings and press releases. Each forward-looking statement speaks only as of the date of this press release and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT: Jason Geach, Vice President, Investor Relations & Corporate Development, +1 (281) 406-2310, jason.geach@parkerdrilling.com.